Exhibit 99.1

NEWS RELEASE

1500 West University Parkway, Sarasota, FL 34243  •  (941) 362-1200

FOR IMMEDIATE RELEASE

Sun Hydraulics Reports Fourth Quarter and Full Year 2017 Results

•	Full year sales of $343 million, up 74%; EPS of $1.17 per share
o	Non-GAAP EPS of $1.60, up 72%
•	2017 adjusted EBITDA of $87.2 million, 25.4% of sales
•	Raised $240 million in public equity offering to support growth strategy
•	Introducing 2018 revenue guidance of $370 to $385 million, adjusted operating margin of 22.7% to 24.0%
o	Does not include Faster Group, acquisition expected to close in second quarter

Sarasota, FL, February 26, 2018 — Sun Hydraulics Corporation (NASDAQ: SNHY) (“Sun” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today reported financial results for the fourth quarter and full year ended December 30, 2017.  The comparative prior year results include Enovation Controls since its acquisition on December 5, 2016.

Wolfgang Dangel, Sun's President and Chief Executive Officer, commented, “I am very proud of the results that our team delivered in 2017 in furtherance of our Vision 2025 strategic plan.  In addition to significant revenue growth and superior profitability, we made excellent progress on many of our initiatives, including the following:

•

We completed the initial integration of the Enovation Controls acquisition, which included a very complex carve-out from its prior operations, while supporting 33% pro forma sales growth.  We also have many projects underway in support of the realization of synergies, which we estimate ramping up to approximately $5 million of EBITDA per year by 2020.

•

We are accelerating global sales growth by advancing market penetration in our Hydraulics segment.  The investments of additional field application specialists in local regions have begun contributing to this success.  Further, we are differentiating Sun in the market place by intensifying collaboration between our global suppliers and our global sales channel partners, efficiently problem solving in the field and creating opportunities.

•

During 2017, we launched the first products in our new line of competitively priced, high performance electro-hydraulics which were jointly developed by engineers from both our Hydraulics and Electronics teams.  And we have many more such collaborative projects in our pipeline, leveraging the electronics engineering skills acquired with the Enovation Controls acquisition.

•

We purchased the land and began construction of our new facility in South Korea.  Once complete in 2018, this will house expanded manufacturing, engineering, sales and warehousing activities to support rapidly growing demand for our products and solutions in the Asia-Pacific region.

•

In the first quarter of 2018, we accessed the equity capital markets and successfully raised approximately $240 million.  Proceeds of the offering, together with our existing revolving credit facility, will to help fund our acquisition of Faster Group, which we announced on February 19, 2018 and expect to close in the second quarter of 2018.”

Sun Hydraulics Reports Fourth Quarter and Full Year 2017 Results

February 26, 2018

Fourth Quarter 2017 Consolidated Results

($ in millions, except per share data)	Q4 2017	Q4 2016	Change	% Change
Net sales	$84.2	$49.9	$34.3	69%
Gross profit	$28.9	$17.3	$11.5	67%
Gross margin	34.3%	34.7%
Operating income	$7.6	$4.9	$2.7	56%
Operating margin	9.0%	9.8%
Non-GAAP adjusted operating margin	17.9%	17.2%
Net income	$2.8	$3.1	$(0.3)	(11%)
Diluted EPS	$0.10	$0.12	$(0.02)	(12%)
Non-GAAP Adjusted net income	$7.3	$4.8	$2.5	50%
Non-GAAP adjusted EPS	$0.27	$0.18	$0.09	49%

Sales grew by $34.3 million, up 69% over the 2016 fourth quarter.  The Enovation Controls business contributed $24.3 million, while organic business sales grew 31%.  The Enovation Controls sales were up 18% compared with the 2016 fourth quarter on a pro forma basis.  Sales in each of the Company’s geographic regions increased considerably, with Asia Pacific (“APAC”), Europe/Middle East/Africa (“EMEA”) and the Americas comprising 22%, 22% and 56% of consolidated sales, respectively.  In addition to ongoing market strength in each of the regions, sales growth also resulted from returns on our investments in global sales and marketing initiatives.  Foreign currency translation favorably impacted consolidated sales by approximately $1.1 million.

Despite the sales growth, gross margin and operating margin were unfavorably impacted by several factors during the fourth quarter of 2017, explained further below in the segment reviews.  Operating income was affected by $1.0 million for acquisition and financing-related expenses, $1.5 million for restructuring charges, and $2.9 million for one-time operational items, including costs to maintain best-in-industry lead times.  Those items are not expected to be ongoing and accordingly have been added back, along with amortization of intangible assets, to arrive at non-GAAP adjusted operating margin of 17.9% for the fourth quarter of 2017 shown in the table above.  See the attached tables for additional important disclosures regarding Sun’s use of non-GAAP adjusted operating income and non-GAAP adjusted operating margin as well as a reconciliation of net income to non-GAAP adjusted operating income.

Net interest expense of $1.1 million increased from $0.3 million in the fourth quarter of 2016, with the increase primarily for debt to fund the acquisition of Enovation Controls.

Given Enovation Controls’ continued stronger than anticipated performance, the Company recorded a charge to increase the change in fair value of contingent consideration by $0.6 million, bringing the liability to the maximum amount under the acquisition agreement.

As a result of the recently passed U.S. federal tax reform act, the Company realized a $0.5 million one-time tax charge in the fourth quarter of 2017.  This encompasses a transition tax charge for deemed repatriation of non-U.S. earnings, partially offset by a tax benefit derived from revaluation of the Company’s net deferred tax liability at the new lower federal tax rates.

Net income was $2.8 million, or $0.10 per share.  Non-GAAP net income was $7.3 million, or $0.27 per share, compared with $0.18 per share in the prior-year fourth quarter on the same basis.  See the attached tables for additional important disclosures regarding Sun’s use of non-GAAP net income and non-GAAP EPS as well as a reconciliation of net income to non-GAAP net income.

Sun Hydraulics Reports Fourth Quarter and Full Year 2017 Results

February 26, 2018

Fourth Quarter Adjusted EBITDA

($ in millions)	Q4 2017	Q4 2016	Change	% Change
Adjusted EBITDA	$17.2	$11.1	$6.1	55%
Adjusted EBITDA margin	20.5%	22.4%

Fourth quarter 2017 adjusted EBITDA (net income before net interest expense/income, income taxes, depreciation and amortization, and other non-cash, non-operating, or one-time items) increased 55% compared with the prior year.  These results reflect the benefits of incremental gross profit on higher sales and leverage on fixed selling, engineering and administrative (“SEA”) expenses, partially offset by operational costs to maintain best-in-industry lead times and other investments to continue revenue growth.

Sun believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted EBITDA and adjusted EBITDA margin (adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance.  See the attached tables for additional important disclosures regarding Sun’s use of adjusted EBITDA and adjusted EBITDA margin as well as a reconciliation of net income to adjusted EBITDA.

Full Year 2017 Consolidated Results

($ in millions, except per share data)	2017	2016	Change	% Change
Net sales	$342.8	$196.9	$145.9	74%
Gross profit	$136.5	$71.3	$65.2	91%
Gross margin	39.8%	36.2%
Operating income	$61.5	$34.5	$27.0	78%
Operating margin	17.9%	17.5%
Non-GAAP adjusted operating margin	22.5%	19.6%
Net income	$31.6	$23.3	$8.3	35%
Diluted EPS	$1.17	$0.87	$0.30	35%
Non-GAAP Adjusted net income	$43.2	$25.0	$18.2	73%
Non-GAAP adjusted EPS	$1.60	$0.93	$0.67	72%

Sales in 2017 grew $145.9 million, or 74%, over the prior year, with the Enovation Controls business contributing $109.4 million, while organic business sales grew 21%. The Enovation Controls sales reflect 33% growth over the 2016 fiscal year on a pro forma basis.  Foreign currency translation unfavorably impacted consolidated sales by approximately $0.6 million.

Operating income for 2017 was impacted by acquisition-related items, including $1.8 million for amortization of inventory valuation and $8.4 million for amortization of intangible assets.  Additionally, operating income was impacted by other items, including $1.0 million for acquisition and financing-related expenses, $1.5 million for restructuring charges, and $2.9 million for one-time operational items.  Excluding those items, non-GAAP adjusted operating income as a percentage of sales was 22.5% compared with 19.6% in 2016 on a comparable basis.  See the attached tables for additional important disclosures regarding Sun’s use of non-GAAP adjusted operating income and non-GAAP adjusted operating margin as well as a reconciliation of net income to non-GAAP adjusted operating income.

Net interest expense of $3.8 million contrasts with $0.8 million of net interest income for 2016, with the increase primarily for debt to fund the acquisition of Enovation Controls.

Sun Hydraulics Reports Fourth Quarter and Full Year 2017 Results

February 26, 2018

Given Enovation Controls’ stronger than anticipated performance since acquisition, the Company recorded charges to increase the change in fair value of contingent consideration by $9.5 million in 2017.

Net income was $31.6 million, or $1.17 per share.  Non-GAAP net income was $43.2 million, or $1.60 per share, up 72% over the prior year on a per share basis.  See the attached tables for additional important disclosures regarding Sun’s use of non-GAAP net income and non-GAAP EPS as well as a reconciliation of net income to non-GAAP net income.

Full Year Adjusted EBITDA

($ in millions)	2017	2016	Change	% Change
Adjusted EBITDA	$87.2	$48.0	$39.2	82%
Adjusted EBITDA margin	25.4%	24.4%

Fiscal year 2017 adjusted EBITDA (consolidated net income before net interest expense/income, income taxes, depreciation and amortization, and other non-cash, non-operating, or one-time items) increased 82% compared with 2016.

Sun believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted EBITDA and adjusted EBITDA margin (adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance.  See the attached tables for additional important disclosures regarding Sun’s use of adjusted EBITDA and adjusted EBITDA margin as well as a reconciliation of net income to adjusted EBITDA.

Hydraulics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

Segment sales of $59.1 million in the 2017 fourth quarter grew 31% over the 2016 fourth quarter. Growth was realized in all geographic regions, with APAC showing particular strength, up 53%.  EMEA and the Americas grew 28% and 21%, respectively.  Foreign currency translation favorably impacted segment sales for the quarter by approximately $0.9 million.

For the year, segment sales were $230.7 million, up 22%.  Sales to APAC, EMEA and the Americas grew 40%, 14%, and 18%, respectively.  Foreign currency translation favorably impacted segment sales for the year by approximately $0.2 million.

In addition to market expansion, the Company believes that demand was favorably impacted by its investments in field application specialists and penetration into new geographic markets.

Fourth quarter gross profit was unfavorably impacted by $1.2 million, 2.1% of segment sales, of operational items believed to be one-time in nature.  These include standard costing adjustments and costs associated with recovery from downtime and expedited past due orders after Hurricane Irma hit Florida.

Additionally, fourth quarter gross profit was unfavorably impacted by $1.5 million, 2.5% of segment sales, of unanticipated costs, primarily associated with maintaining best-in-industry lead times in response to strong customer demand.  The Company expects some of those costs will continue in 2018.

Operating income in the fourth quarter grew 28% to $11.3 million, compared with the prior year.  Operating margin was 19.2%, compared with last year’s 19.7%.  The decrease was primarily due to the items which pressured gross margin as described above.

The full year operating income was $54.9 million, up 40% over 2016.  Operating margin improved to 23.8%, compared with 20.6% in the same period last year.

Sun Hydraulics Reports Fourth Quarter and Full Year 2017 Results

February 26, 2018

Electronics Segment Review

(refer to sales by geographic region and segment data in accompanying tables)

Segment sales were $25.1 million for the fourth quarter, which included $24.3 million from the Enovation Controls acquisition. On a pro forma basis, Enovation Controls sales were up 18% compared with the fourth quarter of 2016 on a pro forma basis.

For the full year 2017, segment sales were $112.2 million, which included $109.4 million from the Enovation Controls acquisition.  Enovation Controls realized 33% growth over 2016, on a pro forma basis.

Growth for the year was driven by increased demand in the power controls and recreational vehicle end markets, the business’ proactive sales initiatives and new products introduced over the past year.

Fourth quarter gross profit was unfavorably impacted by $1.7 million, 6.7% of segment sales, of operational items believed to be one-time in nature.  These include scrap and inventory charges that the Company believes were attributable to its carve-out process which was completed during the fourth quarter.

Additionally, fourth quarter gross profit was unfavorably impacted by $1.4 million, 5.6% of segment sales, of unanticipated costs.  These were primarily associated with an increase in the run rate of normal scrap, an unfavorable product mix, and warranty expense relating to new products.  The Company expects some of those costs will continue in 2018.

The segment experienced a $0.7 million operating loss in the fourth quarter, or 2.7% of segment sales, impacted by the items which pressured gross margin as described above.

The full year operating income was $17.9 million, or 16.0% operating margin.

Balance Sheet and Cash Flow Review

Total debt was $116 million at December 30, 2017, down from $140 million at December 31, 2016.  The Company repaid $24 million of debt during 2017 and had $184 million of available capacity under its revolving credit facility at year end.

Cash and cash equivalents at December 30, 2017 were $63.9 million compared with $74.2 million at the end of 2016.  The Company had no short-term investments at December 30, 2017 and $6.8 million at the end of 2016.

Cash provided by operations was $49.4 million and $38.5 million for 2017 and 2016, respectively.  The increase was due to higher net income, partially offset by an increase in working capital.  The additional working capital supports the growth in sales, as well as higher levels of inventory currently utilized by Enovation Controls.

Capital expenditures were $22.2 million and $6.2 million for 2017 and 2016, respectively.  The increase was primarily for the purchase of the Company’s Electronics facility in Tulsa, OK which was previously leased, as well as costs associated with the construction of its new production facility in South Korea.

During the first quarter of 2018, the Company issued 4.4 million shares and raised $240 million of capital to reduce debt and partially fund its pending acquisition of Faster Group.

2018 Outlook and Guidance

Mr. Dangel stated, “During these early stages of 2018, our markets give us reason to remain very optimistic about our expectations for the year.  Economies around the globe continue to expand and we believe our investments in sales and marketing initiatives and new products are driving market share growth.”

Sun Hydraulics Reports Fourth Quarter and Full Year 2017 Results

February 26, 2018

The following summarizes the Company’s expectations for 2018 (before considering the pending Faster Group acquisition), compared with actual 2017 results:

	2017 Actual	2018 Guidance	Change
Consolidated revenue	$343 million	$370 - $385 million	8%-12%
Hydraulics segment revenue	$230.7 million	$250 - $258 million	8%-12%
Electronics segment revenue	$112.2 million	$120 - $127 million	7%-13%
Consolidated operating margin (1)	22.5%(1)	22.7% - 24.0%(1)	20-150 bps
Consolidated interest expense	$3.8 million	$0.1 - $0.2 million	($3.6-$3.7) million
Effective tax rate	33.6%	24.5% - 26.5%	(710-910) bps
Capital expenditures	$22.2 million	$15 - $20 million	($2.2-7.2) million
Depreciation	$10.8 million	$11.5 - $12.5 million	$0.7-1.7 million
Amortization	$8.4 million	$8 - $9 million	($0.4)-$0.6 million
(1) Operating margin is non-GAAP, before acquisition-related amortization of intangibles and one-time costs

Mr. Dangel concluded, “While much progress was realized in 2017, the opportunities that lie ahead of us are vast and we are aggressively pursuing them, both organically and through strategic acquisitions including our announced acquisition of Faster.  We remain steadfast in our quest to reach critical mass of $1 billion of revenue by 2025, while maintaining our superior profitability and financial strength.”

Webcast

The Company will host a conference call and webcast tomorrow morning at 9:00 a.m. Eastern Time to review its financial and operating results, and discuss its corporate strategies and outlook.  A question-and-answer session will follow.

The conference call can be accessed by calling (201) 689-8573.  The audio webcast can be monitored at www.sunhydraulics.com.  Participants will have the ability to ask questions on either the teleconference call or the webcast.

A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Tuesday, March 6, 2018.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13675156.  The webcast replay will be available in the investor relations section of the Company’s website at www.sunhydraulics.com, where a transcript will also be posted once available.

About Sun
Sun Hydraulics Corporation is an industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets.  In the hydraulics market, the Company is a leading manufacturer of high-performance screw-in hydraulic cartridge valves, electro-hydraulics, manifolds, and integrated package solutions for the worldwide industrial and mobile hydraulics markets.  In the electronics market, the Company is a global provider of innovative electronic control, display and instrumentation solutions for both recreational and off-highway vehicles, as well as stationary and power generation equipment.  For more information about Sun, please visit www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding the intent, belief or current expectations, estimates, vision or projections of Sun Hydraulics Corporation (“Sun” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its

Sun Hydraulics Reports Fourth Quarter and Full Year 2017 Results

February 26, 2018

liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.  Important factors that could cause the actual results to differ materially from those in the forward‐looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) fluctuations in global business conditions, including the impact of economic recessions in the U.S. and other parts of the world, (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect the Company’s revenue and/or costs, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (v) risks related to the integration of the businesses of the Company and Enovation Controls; (vi) changes in technology or customer requirements, such as standardization of the cavity into which screw‐in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (vii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (viii) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, compliance with anti-corruption laws and trade laws, including export and import compliance, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings Item 1. “Business,” Item 1A. “Risk Factors,” and Item 7. “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10‐K for the year ended December 31, 2016. The Company disclaims any intention or obligation to update or revise forward‐looking statements, whether as a result of new information, future events or otherwise.

This news release will discuss some non-GAAP financial measures, which the Company believes are useful in evaluating our performance.  You should not consider the inclusion of this additional information in isolation or as a substitute for results prepared in accordance with GAAP.  The Company has provided reconciliations of comparable GAAP to non-GAAP measures in tables found in the end of this news release.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

Financial Tables Follow

Sun Hydraulics Reports Fourth Quarter and Full Year 2017 Results

February 26, 2018

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended			Year Ended
	December 30,	December 31,		December 30,	December 31,
	2017	2016	% Change	2017	2016	% Change
Net sales	$84,150	$49,865	69%	$342,839	$196,934	74%
Cost of sales	55,296	32,550	70%	206,314	125,585	64%
Gross profit	28,854	17,315	67%	136,525	71,349	91%
Gross margin	34.3%	34.7%		39.8%	36.2%

Selling, engineering and administrative expenses	18,182	11,309	61%	65,580	35,345	86%
Restructuring charges	1,031	-		1,031	-	NM
Amortization of intangible assets	2,037	1,120	82%	8,423	1,545	445%
Operating income	7,604	4,886	56%	61,491	34,459	78%
Operating margin	9.0%	9.8%		17.9%	17.5%

Interest expense (income), net	1,071	265	304%	3,781	(790)	NM
Foreign currency transaction gain, net	12	(84)	NM	(52)	(395)	(87%)
Miscellaneous expense, net	377	150	NM	742	743	(0%)
Change in fair value of contingent consideration	621	-	NM	9,476	-	NM
Income before income taxes	5,523	4,555	21%	47,544	34,901	36%
Income tax provision	2,755	1,437	92%	15,986	11,597	38%
Net income	$2,768	$3,118	(11)%	$31,558	$23,304	35%

Basic and diluted net income per common share	$0.10	$0.12	(12%)	$1.17	$0.87	35%

Basic and diluted weighted average shares outstanding	27,074	26,931		27,031	26,892

Dividends declared per share	$0.09	$0.09		$0.38	$0.40

NM = Not meaningful

Sun Hydraulics Reports Fourth Quarter and Full Year 2017 Results

February 26, 2018

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$63,882	$74,221
Restricted cash	40	37
Accounts receivable, net of allowance for doubtful accounts
of $358 and $101	37,503	25,730
Inventories, net	41,545	30,000
Income taxes receivable	-	512
Short-term investments	-	6,825
Other current assets	3,806	3,943
Total current assets	146,776	141,268
Property, plant and equipment, net	91,931	80,515
Deferred income taxes	4,654	3,705
Goodwill	108,869	103,583
Other intangibles, net	104,131	112,565
Other assets	3,405	3,141
Total assets	$459,766	$444,777
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$15,469	$10,166
Accrued expenses and other liabilities	8,977	7,456
Current portion of contingent consideration	17,102	10,765
Dividends payable	2,437	2,424
Income taxes payable	1,878	265
Total current liabilities	45,863	31,076
Revolving line of credit	116,000	140,000
Contingent consideration, less current portion	16,780	24,312
Deferred income taxes	2,068	9,501
Other noncurrent liabilities	6,382	3,491
Total liabilities	187,093	208,380
Commitments and contingencies	-	-
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001,
no shares outstanding	-	-
Common stock, 50,000,000 shares authorized, par value $.0001,
27,077,145 and 26,936,021 shares outstanding	27	27
Capital in excess of par value	95,354	89,718
Retained earnings	183,770	162,485
Accumulated other comprehensive loss	(6,478)	(15,833)
Total shareholders’ equity	272,673	236,397
Total liabilities and shareholders’ equity	$459,766	$444,777

Sun Hydraulics Reports Fourth Quarter and Full Year 2017 Results

February 26, 2018

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Year Ended
	December 30,	December 31,
	2017	2016
Cash flows from operating activities:
Net income	$31,558	$23,304
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	19,190	11,318
Loss on disposal of assets	1,539	329
Stock-based compensation expense	4,042	4,848
Deferred director and phantom stock unit expense	-	10
Stock compensation income tax expense	-	113
Amortization of debt issuance costs	334	47
Allowance for doubtful accounts	159	(61)
Provision for slow moving inventory	159	117
(Benefit) provision for deferred income taxes	(6,791)	77
Amortization of acquisition-related inventory step-up	1,774	1,021
Change in fair value of contingent consideration	9,476	-
Non-cash restructuring and related charges	390	-
(Increase) decrease in operating assets, net of acquisition:
Accounts receivable	(11,063)	(3,158)
Inventories	(13,063)	(1,380)
Income taxes receivable	512	(1,628)
Other current assets	254	(153)
Other assets	(820)	(106)
Increase (decrease) in operating liabilities, net of acquisition:
Accounts payable	5,780	2,566
Accrued expenses and other liabilities	1,497	656
Income taxes payable	3,404	838
Other noncurrent liabilities	1,051	(252)
Net cash provided by operating activities	49,382	38,506
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(500)	(200,056)
Investment in licensed technology	-	(1,227)
Capital expenditures	(22,205)	(6,187)
Proceeds from dispositions of equipment	47	7
Purchases of short-term investments	-	(24,699)
Proceeds from sale of short-term investments	6,684	62,374
Net cash used in investing activities	(15,974)	(169,788)
Cash flows from financing activities:
Borrowings on revolving line of credit	-	140,000
Repayment of borrowings on revolving line of credit	(24,000)	-
Stock compensation income tax expense	-	(113)
Proceeds from stock issued	1,156	1,039
Dividends to shareholders	(10,260)	(10,744)
Change in restricted cash	88	-
Debt issuance costs	-	(1,959)
Payment of contingent consideration liability	(16,985)	-
Net cash (used in) provided by financing activities	(50,001)	128,223
Effect of exchange rate changes on cash and cash equivalents	6,254	(4,652)
Net decrease in cash and cash equivalents	(10,339)	(7,711)
Cash and cash equivalents, beginning of period	74,221	81,932
Cash and cash equivalents, end of period	$63,882	$74,221

Sun Hydraulics Reports Fourth Quarter and Full Year 2017 Results

February 26, 2018

SUN HYDRAULICS CORPORATION

SEGMENT DATA

(in thousands)

	Three Months Ended		Year Ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016
Sales:
Hydraulics	$59,084	$45,023	$230,662	$189,523
Electronics	25,066	4,842	112,177	7,411
Consolidated	$84,150	$49,865	$342,839	$196,934

Gross profit and margin:
Hydraulics	$21,220	$16,690	$91,709	$69,867
	35.9%	37.1%	39.8%	36.9%
Electronics	7,634	1,646	46,590	2,503
	30.5%	34.0%	41.5%	33.8%
Corporate and other	-	(1,021)	(1,774)	(1,021)
Consolidated	$28,854	$17,315	$136,525	$71,349
	34.3%	34.7%	39.8%	36.2%

Operating income and margin:
Hydraulics	$11,316	$8,860	$54,934	$39,134
	19.2%	19.7%	23.8%	20.6%
Electronics	(673)	(255)	17,943	(627)
	-2.7%	-5.3%	16.0%	-8.5%
Corporate and other	(3,039)	(3,719)	(11,386)	(4,048)
Consolidated	$7,604	$4,886	$61,491	$34,459
	9.0%	9.8%	17.9%	17.5%

Sun Hydraulics Reports Fourth Quarter and Full Year 2017 Results

February 26, 2018

SUN HYDRAULICS CORPORATION

ADDITIONAL INFORMATION

(Unaudited)

2017 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2017	% of Total
Americas:
Hydraulics	$24.7		$28.2		$25.3		$25.6		$103.8
Electronics	22.6		24.5		26.8		21.1		95.0
Consol. Americas	47.3	58%	52.7	59%	52.1	59%	46.7	56%	198.8	58%
EMEA:
Hydraulics	17.1		16.6		16.1		16.4		66.2
Electronics	3.0		2.6		2.9		2.4		10.9
Consol. EMEA	20.1	25%	19.2	22%	19.0	22%	18.8	22%	77.1	22%
APAC:
Hydraulics	12.3		16.0		15.2		17.1		60.6
Electronics	1.7		1.4		1.7		1.5		6.3
Consol. APAC	14.0	17%	17.4	19%	16.9	19%	18.6	22%	66.9	20%
Total	$81.4		$89.3		$88.0		$84.1		$342.8

2016 Sales by Geographic Region and Segment

(in millions)

	Q1	% of Total	Q2	% of Total	Q3	% of Total	Q4	% of Total	2016	% of Total
Americas:
Hydraulics	$23.9		$22.5		$20.6		$21.1		$88.1
Electronics	0.8		0.9		0.8		4.2		6.7
Consol. Americas	24.7	48%	23.4	46%	21.4	47%	25.3	51%	94.8	48%
EMEA:
Hydraulics	15.7		15.8		14.0		12.8		58.2
Electronics	-		-		-		0.5		0.5
Consol. EMEA	15.7	31%	15.8	31%	14.0	31%	13.3	26%	58.7	30%
APAC:
Hydraulics	10.6		11.6		9.8		11.1		43.2
Electronics	-		-		-		0.2		0.2
Consol. APAC	10.6	21%	11.6	23%	9.8	22%	11.3	23%	43.4	22%
Total	$51.0		$50.8		$45.2		$49.9		$196.9

Sun Hydraulics Reports Fourth Quarter and Full Year 2017 Results

February 26, 2018

SUN HYDRAULICS CORPORATION

Adjusted Operating Income RECONCILIATION – Unaudited

(in thousands)

	Three Months Ended		Year Ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016
GAAP operating income	$7,604	$4,886	$61,491	$34,459
Acquisition-related amortization of intangible assets	2,037	1,120	8,423	1,545
Acquisition-related amortization of inventory step-up	-	1,021	1,774	1,021
Acquisition and financing-related expenses (1)	1,019	1,537	1,019	1,537
Restructuring charges (2)	1,462	-	1,462	-
One-time operational items (3)	2,907	-	2,907	-
Non-GAAP Adjusted operating income	$15,029	$8,564	$77,076	$38,562
GAAP operating margin	9.0%	9.8%	17.9%	17.5%
Non-GAAP Adjusted operating margin	17.9%	17.2%	22.5%	19.6%

Adjusted EBITDA RECONCILIATION - Unaudited

(in thousands)

	Three Months Ended		Year Ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016
Net income	$2,768	$3,118	$31,558	$23,304
Interest expense (income), net	1,071	265	3,781	(790)
Income tax provision	2,755	1,437	15,986	11,597
Depreciation and amortization	4,633	3,768	19,190	11,318
EBITDA	11,227	8,588	70,515	45,429
Acquisition-related amortization of inventory step-up	-	1,021	1,774	1,021
Acquisition and financing-related expenses (1)	1,019	1,537	1,019	1,537
Restructuring charges (2)	1,462	-	1,462	-
One-time operational items (3)	2,907	-	2,907	-
Change in fair value of contingent consideration	621	-	9,476	-
Adjusted EBITDA	$17,236	$11,146	$87,153	$47,987
Adjusted EBITDA margin	20.5%	22.4%	25.4%	24.4%

Non-GAAP Net Income RECONCILIATION - Unaudited

(in thousands)

	Three Months Ended		Year Ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016
Net income	$2,768	$3,118	$31,558	$23,304
Acquisiton-related amortization of inventory step-up	-	1,021	1,774	1,021
Acquisition and financing-related expenses (1)	1,019	1,537	1,019	1,537
Restructuring charges (2)	1,462	-	1,462	-
One-time operational items (3)	2,907	-	2,907	-
Change in fair value of contingent consideration	621	-	9,476	-
Tax effect of above	(1,983)	(844)	(5,491)	(844)
Impact of tax reform	463	-	463	-
Adjusted net income	$7,257	$4,832	$43,168	$25,018
Adjusted net income per diluted share	$0.27	$0.18	$1.60	$0.93

(1) Includes expenses associated with the Company's acquisition and financing activities to support its strategy
(2) Includes charges to consolidate the Company's High Country Tek business into its Enovation Controls business, $431 of which is included in cost of sales

(3) Includes standard costing adjustments; temporary workforce, material outsourcing, and freight charges to recover from impact of Hurricane Irma; scrap and inventory issues attributable to the carve-out of Enovation Controls from its former organization

Sun Hydraulics Reports Fourth Quarter and Full Year 2017 Results

February 26, 2018

Non-GAAP Financial Measures:

Adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP.  Nevertheless, Sun Hydraulics believes that providing non-GAAP information such as adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share are important for investors and other readers of Sun Hydraulics’ financial statements, as they are used as analytical indicators by Sun Hydraulics’ management to better understand operating performance.  Because adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share are non-GAAP measures and are thus susceptible to varying calculations, adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share, as presented, may not be directly comparable to other similarly titled measures used by other companies.